Exhibit 99.1

PRESS RELEASE

Contact:	Bill Foust	Paul Roberts
	770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES JOINT VENTURE IN CHINA FOR TOBACCO-RELATED PAPERS

Alpharetta, Georgia, July 22, 2005.  Schweitzer-Mauduit International, Inc. (NYSE:SWM) today announced execution of an agreement to form a joint venture to produce tobacco-related papers in China. The joint venture would produce cigarette paper and porous plug wrap in partnership with the China National Tobacco Corporation (CNTC), which is the principal operating company under China’s State Tobacco Monopoly Administration (STMA).  CNTC and a wholly-owned subsidiary of Schweitzer-Mauduit would each own fifty percent of the joint venture. The joint venture is subject to obtaining project financing and various governmental approvals.

The joint venture would build a new state-of-the-art paper mill, with two paper machines having total annual production capacity of approximately 18,000 metric tons.  The new mill would be located near Jiangmen, Guangdong province, with construction expected to take approximately two years following receipt of governmental approvals.  Project spending, including capital expenditures and working capital requirements, is expected to total approximately $100 million.  Papeteries de Mauduit (PDM), a French subsidiary of Schweitzer-Mauduit, would provide technical support and project management.

Schweitzer-Mauduit, through PDM, has been selling tobacco-related papers in China for approximately 20 years. The joint venture demonstrates Schweitzer-Mauduit’s increased commitment to service the Chinese cigarette market, which represents roughly 30 percent of the world’s cigarette consumption.  The new production facility would focus on high quality cigarette paper and porous plug wrap, which would support STMA’s move to lower tar delivery levels in cigarettes for the Chinese market.

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer of Schweitzer-Mauduit commented that, “We are very pleased and honored to embark upon this exciting opportunity with CNTC and STMA.  The new mill is expected to quickly establish its position as a premier supplier of papers to the Chinese tobacco industry.  The joint venture is also consistent with Schweitzer-Mauduit’s strategy to increase its manufacturing presence in Asia and follows the establishment of paper manufacturing operations by Schweitzer-Mauduit in Indonesia in February 2004 and in the Philippines in June 2005.”

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, saturating base papers, business forms and printing and packaging applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,800 people worldwide, with operations in the United States, France, Brazil, Indonesia, the Philippines and Canada.  For further information, please visit the Company’s Web site at www schweitzer-mauduit.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act.  Actual results may differ materially from the results suggested by these statements for a number of reasons, including 1) changes in the level of capital expenditures due to currency exchange rate changes, inflationary cost increases, unforeseen construction difficulties, or other factors and 2) changes in working capital requirements caused by variations in credit terms, inventory levels, currency exchange rate changes, values of inventory, sales levels and other factors.  For additional factors and further discussion of these factors, please see our Annual Report on Form 10-K for the year ended December 31, 2004.